CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form F-3 (the "Registration Statement") of our Audit Report dated December 5, 2003 with respect to the consolidated statements of operations and deficit and cash flows for the year ended December 31, 2003, included in Micromem Technologies Inc’s. Annual Report (Form 20-F) for the year ended October 31, 2005, filed with the SEC on February 28, 2006, and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.

Toronto, Ontario	/s/ Ernst & Young LLP
May 19, 2006	Chartered Accountants